EXHIBIT 10.7


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                              EMPLOYMENT AGREEMENT

     This Employment Agreement (hereinafter referred to as "Agreement") is entered into by and between Pure Harvest Cannabis Group, Inc., a Colorado corporation (hereinafter referred to as the "Company"), and David Burcham (hereinafter referred to as "Executive").

     1. Term of Employment.  The initial term of this Agreement shall be for two
(2) years, beginning on April 1, 2020 (the "Effective Date") and ending on April 1, 2022. Upon expiration of the initial term, this Agreement shall automatically renew for successive terms of one (1) year, unless, without limiting the application of Sections 5, 6 and 7 of this Agreement, either party, at least sixty (60) days prior to such renewal, gives the other party written notice of intent not to renew.

     2. Duties and Responsibilities. The Company hereby employs Executive as President with such powers and duties in that capacity as may be established from time to time by the Board of Directors of the Company in its discretion. In addition, Executive will devote 100% of his time, attention and energies to the business of the Company and its subsidiaries in such capacity as may be requested by the Board of Directors of the Company from time to time in its discretion during the term of this Agreement. Executive shall also serve as a Director of the Company. Executive shall use his best efforts and skill to best promote the business and the interests of the Company. Executive shall at all times use his best efforts to preserve and maintain the business relationships between the Company and its executives, employees, clients, suppliers and vendors.

     3. Compensation.

     (a) Signing Bonus and Base Salary. As a signing bonus the Company will pay the Executive $50,000, which amount can be deferred until the Company is generating sufficient revenue. In addition, and during the term of this Agreement, the Company will pay a base salary of $150,000 per year to the Executive, payable in installments according to the Company's normal payroll practices and less applicable withholdings.

     (b) Salary Increases. The Company may, in its sole discretion, increase Executive's salary from time to time, depending on criteria such as Executive's performance and the financial performance of the Company.

     (c) Bonuses. Executive may receive such discretionary bonuses as the Board of Directors, in its sole discretion and from time to time, deem appropriate. In addition to Executive's base compensation and discretionary bonuses hereunder, Executive shall be entitled to receive, on an annual basis, a performance-based bonus (i) in cash equal to two percent (2%) of the Company's annual adjusted earnings before interest, taxes, depreciation, and amortization ("EBITDA") and
(ii) in restricted shares of common stock, (the "Common Stock"), of the Company equal to two (2%) of adjusted EBITDA. Price per share for calculation purposes of the common stock shall be the volume weighted average price of the actual closing market prices of the Company's common stock using for the last five (5) trading days of the calendar year. The bonus shall be payable sixty (60) days following the end of each calendar year during the term of this Agreement. In the event the enterprise value of the Corporation were to exceed $1 billion at any time in the future, Mr. Burcham will be entitled to a $1,000,000 cash bonus.


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As an express condition of Executive's  receipt of the bonus,  Executive must be employed with the Company on the last day of the applicable calendar year. Executive shall not be entitled to any partial or pro-rated bonus if Executive is not employed at the end of any calendar year during the term of this Agreement.

     (d) Vacation. Executive shall be entitled to a vacation (without deduction of salary or other compensation) for the period as is in conformity with the Company's policy regarding vacation for management employees (but in no event less than four weeks per year).

     (e) Holidays, Sick Days and Personal Days. Executive shall be entitled to paid holidays and sick days in accordance with the Company's policies applicable to all employees.

     (f) Health, Life and Disability Insurance and Profit Sharing Plans. Executive shall be entitled to participate on the same terms as afforded other executive officers in any Company group health, life, medical, dental, disability, stock option, retirement, or 401(k) plans or programs, now existing or established hereafter to the extent that he is eligible under the general provisions thereof.

     (g) Restricted Stock. On the Effective Date the Company will issue Executive 1,500,000 shares of the Company's restricted common stock which shares will be fully vested. The Company will also issue Executive, on the Effective Date, 400,000 shares of the Company's restricted common stock which shares will become fully vested on April 1, 2021. These 1,900,000 shares will be valued based upon a valuation dated March 30, 2020. If Executive is not employed on such date, the restricted shares, subject to the provisions of Section 6(d), will be cancelled. The Company will issue Executive, on April 1, 2021, 400,000 shares of the Company's restricted common stock which shares will become fully vested on March 30, 2022. If Executive is not employed on such date, the restricted shares, subject to the provisions of Section 6(d), will be cancelled. The grant of such restricted shares shall be evidenced by a restricted stock grant agreement that contains these terms and other provisions generally applicable to the Company's restricted stock, including the restrictions that the Executive may not sell, transfer, pledge or assign such restricted shares, may not vote such restricted shares, and will not have the right to receive any dividends on the restricted shares until time as the restricted shares shall be fully vested. Certificates representing such restricted shares will bear a notation that the restricted shares are subject to the forgoing. The restricted shares will be granted pursuant to the Company's 2020 Stock Incentive Plan.

     (h) Options. The Company shall grant Executive, on the Effective Date, options to purchase 1,750,000 shares of the Company's common stock in accordance with the following:


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   Shares issuable Upon    Exercise      Vesting              Expiration
    Exersise of Option      Price        Date(1)                 Date
   --------------------    --------      -------              ----------

          300,000           $ 0.50     December 31, 2020     June 1, 2025

          150,000           $ 1.00     December 31, 2020     June 1, 2025

          300,000           $ 3.00     December 31, 2020     June 1, 2025

          500,000           $ 5.00     May 1, 2021           June 1, 2025

          500,000           $ 7.50     May 1, 2021           June 1, 2025

(1) Date options are first exercisable. If Executive is not employed on the Vesting Date any options which have not vested, subject to the provisions of Section 6(d), will be cancelled.

     The options will be granted pursuant to the Company's 2020 Stock Incentive Plan.

     (i) Expense Reimbursement. The Company shall reimburse Executive for his expenses incurred in providing services to the Company upon presentation by Executive of the details of, and vouchers for, such expenses, including for travel, entertainment and similar items, and Executive shall be furnished reasonable office space, computing and telecommunication resources, assistance and facilities.

     (j) Location. Executive shall primarily work from a principal office of the Company located in the Denver, Colorado metropolitan area.

     (k) Indemnification. The Company shall provide indemnification of any legal proceedings brought against Executive as employee, officer, or director of Company, provided such action is not caused by Executive's criminal or willful misconduct. The Executive shall be entitled to liability insurance coverage on the same basis as other directors and officers of the Company, if and when such coverage is obtained by the Company.

     The Company shall, from time to time, make the good faith determination whether or not it is practicable for the Company to obtain and maintain a policy or policies of insurance with reputable insurance companies providing the officers and directors of the Company with coverage for losses from wrongful acts, or to ensure the Company's performance of its indemnification obligations under this Agreement (D&O Insurance). Among other considerations, the Company will weigh the costs of obtaining such insurance coverage against the protection afforded by such coverage. In all policies of D&O Insurance, the Executive shall be named as an insured in such a manner as to provide the Executive the same rights and benefits as are accorded to the most favorably insured of the Company's directors and officers.

     Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance coverage if D&O Insurance is not reasonably available, if, in the reasonable business judgment of a majority of the members of the Board, the premium costs for D&O Insurance are substantially disproportionate to the amount of coverage provided, if the coverage provided by D&O Insurance is limited by exclusions so as to provide an insufficient benefit, or if the Executive is covered by similar insurance maintained by a parent or subsidiary of the Company. All decisions as to whether and to what extent the Company maintains D&O Insurance shall be made by the Board in its sole and absolute discretion.


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     4. Performance  Review. The Company shall provide Executive with an interim review and evaluation of his performance on each anniversary of this Agreement. It is contemplated that this review will normally occur in second quarter of each year, but said review may be postponed or delayed in appropriate circumstances. Executive shall be responsible for taking action to initiate the performance review.

     5. Termination

     5.1 a Termination of Agreement Due to Death or Disability. Executive's employment and this Agreement shall terminate upon Executive's death. In the event that Executive's employment ends due to his death, the Company's obligations under this Agreement shall immediately cease, except that the Executive's legal representatives shall be entitled to receive all compensation otherwise payable to Executive through the last day of the month in which the Executive's death occurred. If Executive dies while employed by the Company, any options or stock of the Company then owned by Executive shall automatically accelerate and become fully vested. This provision shall not otherwise limit any benefits available under the Company's benefit plans. The exercise period of any stock options held by Executive at his death will be extended to a date which is four years after the effective date of the Executive's death, unless the expiration date is after such four-year period, in which case the original expiration date will control.

     b. If Executive becomes mentally or physically incapacitated or disabled so as to be unable to perform Executive's duties under this agreement, the Agreement shall terminate as well. Executive's inability to adequately perform services under this Agreement for a period of ninety (90) consecutive days will be conclusive evidence of such mental or physical incapacity or disability, unless such inability to adequately perform such services under this Agreement is pursuant to a mental or physical incapacity or disability covered by the Family Medical Leave Act ("FMLA"). If Executive becomes incapacitated or disabled while employed by the Company, any options or stock of the Company then owned by Executive shall automatically accelerate and become fully vested. This provision shall not otherwise limit any benefits available under the Company's benefit plans. The Company shall also extend the period of exercisability of those stock options to four years, or the natural expiration of the stock options, whichever is later.

     5.2 "Termination for Cause". Notwithstanding anything to the contrary herein, Executive's employment and this Agreement may be terminated by the Company upon written notification upon the occurrence of any of the following:

     a. Willful misconduct that has a material adverse effect on the Company's operations, prospects, and business;

     b. Acts of fraud against the Company; and

     c. Executive breaches any of the terms set forth in this Agreement and Executive fails to cure such breach within 30 days after Executive's receipt from the Company of written notice of such breach, which notice shall describe in reasonable detail the Company's belief that Executive is in breach hereof (notwithstanding the following, no cure period shall be applicable to breaches


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by Executive of paragraph 9 or to the extent the Company has provided  Executive more than 2 notices of substantially the same breach within any 12 month period).

     In the event that  Executive's  employment is terminated  with cause by the
Company  pursuant  to  this  paragraph  5.2  of  this  Agreement,   the  Company
obligations under this Agreement shall immediately cease.

     Termination of Executive pursuant to this section 5.2 shall be in addition to and without prejudice to any other right or remedy to which the Company may be entitled at law, in equity, or under this Agreement.

     5.3 Constructive Termination.

     If (i) during the period ending on the date that is 24 months following a Change in Control the Executive terminates his employment with the Company; (ii) the Company terminates Executive's employment, other than pursuant to Sections
5.1 or 5.2 of this Agreement; or (iii) the Executive terminates his employment for Good Reason (all of the above a "Constructive Termination"), then:

     o    all  stock  options  which   Executive  holds  at  the  time  of  such
          Constructive Termination shall become fully vested;

     o the Company will extend the expiration date of the stock options referred to above to a date which is four years after the effective date of the Executive's resignation or termination, unless the expiration date is after such four-year period, in which case the original expiration date will control; and

     o all shares of restricted stock then held by the Executive shall immediately vest and all restrictions pertaining to any such shares of restricted stock will lapse and have no further force or effect.

     For purposes of the above:

     "Change of Control" shall mean a change in ownership or control of the Company affected through any of the following transactions:

     a. a merger, consolidation or reorganization approved by the Company's stockholders, unless securities representing more than 50% of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly, and in substantially the same proportion, by the persons who beneficially owned the company's outstanding voting securities immediately prior to such transaction; or

     b. any stockholder-approved transfer or other disposition of all or substantially all of the Company's assets; or


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     c. The  acquisition  by any  individual,  entity  or  group  of  beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 20% or more of the Company's either (1) the then outstanding shares of common stock of the Company or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote in the election of directors; or

     d. a change in the  composition  of the Board  over a period of  thirty-six
(36) months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

     Good Reason means: (a) a breach of any provisions of this Agreement by the Company; a reduction in the Executive's benefits; or (b) the Executive being assigned any duties which are materially inconsistent with the duties of the Executive immediately prior to the date of such new assignment; or (c) the office at which the Executive is required to perform his duties is more than 10 miles from the office at which the Executive was then performing his duties.

     In the event a Constructive Termination has occurred (other than the Executive's employment being terminated by the Company), Executive may, in his sole discretion, provide Company with his written notice of resignation to be effective not less than 30 days after receipt by Company, whereupon Executive shall cease to be employed by the Company and both parties shall be relieved of further responsibility or liability to the other under this Agreement, other than as provided in this Agreement. Upon receipt of such notice of resignation, or in the event the Company terminates the employment of Executive other than pursuant to Section 5.1 or 5.2 of this Agreement, Company shall promptly pay to Executive by certified check, wire transfer funds, or other form of payment reasonably acceptable to Executive, a lump sum amount equal to 300% of the then annual salary of the Executive at such compensation rate as is then in effect under the terms of this Agreement and any extension or renewal thereof (the
"Payment"), or the value of the remaining employment contract, whichever is greater. The Payment shall not have deducted from it any charges, expenses, debts, set-offs or other deductions of any kind whatsoever except for required taxes.

     6 In the event of a Constructive Termination, the Company shall also provide the following benefits to Executive:

     a. The Executive's existing coverage under the Company's group health plan (and, if applicable, the existing group health coverage for eligible dependents) will end on the last day of the month in which the eligible Executive's employment terminates. The eligible Executive and his eligible dependents may then be eligible to elect temporary continuation coverage under the Company's group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). The eligible Executive (and, if applicable, his eligible dependents) will be provided with a COBRA election form and notice which describe his rights to continuation coverage under COBRA. If an eligible Executive elects COBRA continuation coverage, then the

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Company  will pay for COBRA  coverage  (such  payments  shall not include  COBRA coverage  with respect to the  Company's  Section 125 health care  reimbursement plan) for (i) eighteen (18) months, or (ii) the maximum period permitted under COBRA. If Executive does exhaust the applicable COBRA period, the Company will reimburse Executive for the cost of an individual health insurance policy in an amount not to exceed the amount of the monthly COBRA premium previously paid by the Company pursuant to this paragraph for the remainder of the two year period
following   Executive's   termination  of  employment.   After  such  period  of
Company-paid coverage, the eligible Executive (and, if applicable, his eligible dependents) may continue coverage at his own expense in accordance with COBRA or
other   applicable  laws.  No  provision  of  this  agreement  will  affect  the continuation coverage rules under COBRA. Therefore, the period during which the eligible Executive must elect to continue the Company's health plan coverage under COBRA, the length of time during which COBRA coverage will be made available to the eligible Executive, and all the eligible Executive's other rights and obligation under COBRA will be applied in the same manner that such rules would apply in the absence of the Plan. In the event, however, an Executive becomes eligible for benefits under another plan prior to the expiration of the period in which the Company is paying benefit premiums, the Company shall no longer be obligated to pay such benefit premiums. The Executive is required to notify the Company of eligibility for benefits under another plan and is expected to enroll in the new group plan at the first eligible opportunity unless Executive chooses, at Executive's sole expense, to continue COBRA benefits through the Company. If Executive fails to notify the Company of Executive's eligibility for alterative benefits, the Company shall have the right to discontinue payment of COBRA premiums upon thirty (30) days' notice to Executive. In no event shall a cash payment be made to Executive in lieu of the payment of COBRA premiums. The payment of COBRA premiums by the Company shall not extend the maximum eligible COBRA coverage period.

     b. The Company will make available to Executive, upon his request, outplacement services provided by a reputable outplacement counselor selected by the Company for a period of nine months following termination. The Company will assume the cost of all such outplacement services. In no event will a cash payment be made in lieu of outplacement benefits.

     7. Effect on Restricted Stock and Stock Options in Event of Termination. Upon termination of this Agreement by the Company for "justifiable cause", any stock options granted, or to be granted, pursuant to Section 3(h) hereof that have not been earned or vested as of the date of termination shall be cancelled.

     8. Cooperation. Upon the termination of this Agreement for any reason, Executive agrees to cooperate with the Company in effecting a smooth transition of the management of the Company with respect to the duties and responsibilities, which Executive performed for the Company. Further, after termination of this Agreement, Executive will upon reasonable notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation to which the Company is or may become party.


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     9.    Confidentiality,    Non-Compete    Intellectual    Property   Rights,
Non-Solicitation.

     (a) In view of the fact that Executive's work for the Company will bring him into close contact with many confidential affairs of the Company not readily available to the public, the Executive agrees:

     (i) to keep secret and retain in the strictest confidence all confidential and proprietary information of the Company and its affiliates, and not to disclose such confidential and proprietary information to anyone outside the Company, or to ever use such confidential and proprietary information for the personal gain or benefit of the Executive, or any other person, except in the course of performing his duties hereunder or with the Company's express written consent. Notwithstanding the above, confidential information does not include information which is known, or becomes known, to the Executive through means other than his employment with the Company.

     (ii) that all records of the Company, are and shall remain the property of the Company at all times and to furnish on demand, all books, records, letters, vouchers, drawings, notes or any other information that is written, photographed, or stored in any manner pertaining to the Company and all records of the Company whether in original, duplicated, copied, transcribed, or any other form.

     (b) Executive agrees that he will not, during the term of this Agreement and for a period of three (3) years from and after the date of termination of this Agreement, directly or indirectly, (i) compete with the Company or its subsidiaries or affiliates in markets where the Company has conducted business or where the Company has written a reasonable plan to conduct business in the next 6 months (ii) knowingly acquire or own in any manner any interest in any entity which directly competes with the Company or any of its subsidiaries or affiliates, (iii) be employed by or serve as an employee, agent, officer, or director of, or as a consultant to, any entity which directly competes with the Company or its subsidiaries or affiliates in markets where the Company has conducted business or where the Company has written a reasonable plan to conduct business in the next 6 months, or (iv) acquire directly, or through an entity affiliated with the Executive, an interest in any cultivation facility, production facility or dispensary which is located within 60 miles of any licensed facility owned by the Company or which is under consideration for potential acquisition by the Company. The foregoing provisions of this Section 9 shall not prevent the Executive from acquiring and owning not more than 5% of the equity securities of any entity whose securities are listed for trading on a national securities exchange or are regularly traded in the over-the-counter securities market. Notwithstanding anything herein to the contrary this section 9(b) shall not be effective in the event Executive's employment has been terminated for any reason other than for "justifiable cause" or Executive voluntarily leaves the employment of the Company with the consent of the Company.

     (c) All inventions made by the Executive during the employment term, which inventions apply to the Company's business, including any improvements to any invention in existence as of the date of this Agreement, will be assigned to the Company. In the event any of such inventions are of a patentable nature, Executive agrees to apply for a patent on the invention and assign any patent rights relating to the invention to the Company. The Company will bear the costs of any such patent applications.

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     (d) Executive  understands  that his duties may involve writing or drafting various documents, for the Company. Executive hereby assigns any and all rights to such documents, to the Company, together with the right to secure copyright therefore and all extensions and renewals of copyright throughout the entire world. The Company shall have the right to make any and all versions, omissions, additions, changes, specifications and adoptions, in whole or in part, with respect to such documents, brochures or publications.

     (e) Executive agrees not to directly or indirectly, (i) employ, solicit for employment or otherwise contract for the services of any individual who is or was an employee of the Company at any time; (ii) otherwise induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way knowingly interfere with the relationship between the Company and any employee of the Company; or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company, or interfere in any way with the relationship between any such customer, supplier, licensee or business relation and the Company.

     (f) If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of this Section 9, the Company shall have the following rights and remedies:

     o The right to have the provisions of this Agreement specifically enforced by any court of competent jurisdiction, it being acknowledged that any such breach or threatened breach shall cause irreparable injury to the Company and that money damages shall not provide an adequate remedy to the Company; and

     o The right to recover from the Executive all money damages, direct, consequential, or incidental, suffered by the Company as a result of any acts constituting a breach of any of the provisions of this
          Section 9.

          Each of the rights and remedies enumerated above shall be independent of the other and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

     10. Resolution of Disputes by Arbitration. Any claim or controversy that arises out of or relates to this Agreement, or the breach of it, will be resolved by arbitration in accordance with the rules then existing of the American Arbitration Association in Denver, Colorado. Judgment upon the award rendered may be entered in any court possessing jurisdiction over arbitration awards. The prevailing party shall be entitled to payment for all costs and reasonable attorneys' fees (both trial and appellate) incurred by the prevailing party in regard to the proceedings.

     11. Adequate Consideration. Executive expressly agrees that the Company has provided adequate, reasonable consideration for the obligations imposed upon him in this Agreement.

     12. Effect of Prior Agreements. This Agreement supersedes any prior agreement or understanding between the Company and Executive. 13. Limited Effect of Waiver by Company. If the Company waives a breach of any provision of this Agreement by Executive, that waiver will not operate or be construed as a waiver of later breaches by Executive.


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

     14. Notices. All notices and other communications that are required or may be given under this Agreement shall be in writing and shall be delivered personally, by overnight courier or by certified mail, with postage prepaid and with a return receipt requested, addressed to the party concerned at the following addresses:

      If to the Company:  Pure Harvest Cannabis Group, Inc.
                          2401 E. 2nd Avenue, Suite 600
                          Denver, Colorado
                          (800) 560-5148

      If to Executive:    David Burcham
                          (to be supplied by Executive)

     15. Severability. If any provision of this Agreement is held invalid for any reason, such invalid provision shall be reformed, to the extent possible, to best reflect the intention of the parties, and the other provisions of this Agreement will remain in effect, insofar as they are consistent with law.

     16. Assumption of Agreement by Company's Successors and Assigns. At the Company's sole option, the Company's rights and obligations under this Agreement will inure to the benefit and be binding upon the Company's successors and assigns. Executive may not assign his rights and obligations under this Agreement.

     17. Applicable Law. This Agreement in its interpretation and application and enforcement shall be governed by the law of the State of Colorado without application of its conflict of laws provisions, and any legal action commenced by either party seeking interpretation, application and/or enforcement of this Agreement shall be brought only in the State of Colorado.

     18. Section Headings The section and subsection headings in this Agreement are used solely for convenience of reference, do not constitute a part of this Agreement, and shall not affect its interpretation.

     19. Entire Agreement; Oral Modifications Not Binding. This instrument is the entire Agreement between the Company and Executive with respect to the subject matter hereof. Executive agrees that no other promises or commitments have been made to Executive. This Agreement may be altered by the parties only by a written Agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.



                         [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement on May 14, 2020.


PURE HARVEST CANNABIS GROUP, INC.               EXECUTIVE


By: /s/ Matthew Gregarek                        /s/ David Burcham
    -------------------------------             ------------------------------
   Matthew Gregarek, Chairman                   David Burcham





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